EXHIBIT 99.1

Geron Corporation Reports First Quarter 2014 Financial Results

Conference Call Scheduled for 4:30 p.m. EDT Today, May 1st

MENLO PARK, Calif., May 1, 2014 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Results

For the first quarter of 2014, the company reported operating revenues of $474,000 and operating expenses of $9.2 million, compared to $765,000 and $12.8 million, respectively, for the comparable 2013 period. Net loss for the first quarter of 2014 was $8.4 million, or $0.06 per share, compared to $11.9 million, or $0.09 per share, for the comparable 2013 period. The company ended the first quarter of 2014 with $153.5 million in cash and investments.

Revenues for the first quarter of 2014 and 2013 included royalty and license fee revenues under various agreements. Interest and other income for the first quarter of 2014 was $83,000, compared to $81,000 for the comparable 2013 period. The company expects interest income to be higher in 2014 than in 2013 due to higher cash and investment balances.

Research and development expenses for the first quarter of 2014 were $5.2 million, compared to $8.0 million for the comparable 2013 period. The decrease in research and development expenses was primarily the net result of lower personnel-related costs and reduced clinical trial expenses with the wind-down of the imetelstat trials in solid tumors and GRN1005 trials in patients with brain metastases, partially offset by increased manufacturing costs for imetelstat drug product. The company expects research and development expenses to remain consistent during the remainder of the year, unless the FDA lifts the full clinical hold or permits the company to study imetelstat for other indications, such as under a partial clinical hold.

General and administrative expenses for the first quarter of 2014 were $4.0 million, compared to $4.8 million for the comparable 2013 period. The decrease in general and administrative expenses primarily reflected reduced patent costs and transaction expenses associated with the closing of the stem cell divestiture in October 2013. The company expects general and administrative expenses to potentially increase during the remainder of the year in connection with the purported class action lawsuits and derivative lawsuit recently filed against the company.

Company Events

Public Offering. In February 2014, the company completed an underwritten public offering of 25,875,000 shares of common stock at a public offering price of $4.00 per share, resulting in net cash proceeds of approximately $96.8 million after deducting the underwriting discount and offering expenses.

Status of Company-Sponsored Clinical Trials of Imetelstat. In March 2014, the U.S. Food and Drug Administration (FDA) notified the company that the Investigational New Drug application (IND) for imetelstat had been placed on full clinical hold. With this full clinical hold, any patients in an ongoing Geron-sponsored clinical trial cannot receive any further treatment with imetelstat. Therefore, the company stopped imetelstat treatment of the remaining patients in the Phase 2 Geron-sponsored clinical trials in essential thrombocythemia (eight patients) and multiple myeloma (two patients). Until the FDA lifts the full clinical hold or permits the company to study imetelstat for other indications, such as under a partial clinical hold, the company is unable to submit any new clinical trial protocols to the FDA under the existing IND for imetelstat and therefore will be unable to initiate any new clinical trials for imetelstat in the United States.

In their notice to the company, the FDA cited the following safety issues as the basis for the full clinical hold: lack of evidence of reversibility of hepatotoxicity, risk for chronic liver injury and lack of adequate follow up in patients who experienced hepatotoxicity. To address the full clinical hold, the FDA requires the company to provide clinical follow up information in patients who experienced liver function test (LFT) abnormalities until LFT abnormalities have resolved to normal or baseline and to provide information regarding the reversibility of the liver toxicity after chronic imetelstat administration in animals. The company plans to work diligently with the FDA to seek release of the full clinical hold and currently is compiling the preclinical and clinical data and information from its studies, as well as data and information available from other imetelstat studies, such as the Myelofibrosis IST, regarding LFT abnormalities and the incidence and reversibility of hepatotoxicity.

Status of Investigator-Sponsored Clinical Trial of Imetelstat in Myelofibrosis (Myelofibrosis IST). In March 2014, Mayo Clinic informed the company that the investigator’s IND for the Myelofibrosis IST was placed on partial clinical hold by the FDA. The partial clinical hold means that no new patients may be enrolled into the Myelofibrosis IST, but previously enrolled patients who are deriving clinical benefit, may continue to receive imetelstat treatment. In order to resolve the partial clinical hold on the Myelofibrosis IST, the investigator is required to provide the FDA with follow-up LFT information for all patients who received imetelstat in the Myelofibrosis IST. For patients who did not experience any LFT abnormality, LFT follow-up data needs to be obtained until 30 days after the last imetelstat dose. For patients who experienced any LFT abnormality, follow-up LFT data must be obtained until resolution to baseline or to within the normal range for at least two consecutive determinations. The investigator has informed the company that he and the team at Mayo Clinic intend to obtain and submit LFT information and data to the FDA to address the partial clinical hold. In addition, the investigator currently intends to submit additional and updated data from the Myelofibrosis IST for presentation at the American Society of Hematology (ASH) Annual Meeting in December 2014, including data from the patients with refractory anemia with ringed sideroblasts, or RARS, a subpopulation of myelodysplastic syndromes, and patients with myelofibrosis that has transformed into acute myelogenous leukemia, known as blast-phase myelofibrosis.

Conference Call

At 4:30 p.m. EDT on May 1, 2014, Geron’s management will host a conference call to discuss the company’s first quarter results and recent events.

Participants can access the conference call live via telephone by dialing 866-578-5771 (U.S.); 617-213-8055 (international). The passcode is 69839849. A live audio-only webcast is also available at http://edge.media-server.com/m/p/dwk9urc8/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through June 1, 2014.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for statements of historical fact, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding: obtaining and submitting information and data to respond to the full and partial clinical holds; the ability of the company and the Myelofibrosis IST investigator to adequately address the FDA’s requirements and concerns resulting in the FDA lifting the respective clinical holds; the Myelofibrosis IST investigator’s intent to submit data to ASH; and financial projections. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties include, without limitation, risks and uncertainties regarding: whether the FDA releases the clinical holds on the company’s IND or the Myelofibrosis investigator’s IND; whether the company or the Myelofibrosis IST investigator are able to obtain and submit adequate information or data to respond to the respective clinical holds; the uncertainty that LFT abnormalities may have consequences that are clinically significant, long-term or irreversible; adverse safety events that could cause the benefit-risk profile for imetelstat to become unacceptable, including without limitation as a result of the inability to manage adverse events or LFT abnormalities; and those other risks and uncertainties inherent in the development of potential therapeutic products such as successful company-sponsored clinical trial results, technical, scientific, manufacturing and regulatory challenges, sufficient capital resources to fund imetelstat development costs, limitations on the company’s freedom to operate arising from intellectual property of others, and challenges or enforcement of Geron’s intellectual property rights. More detailed additional information and factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Geron's periodic reports filed with the Securities & Exchange Commission primarily under the heading "Risk Factors," including in Geron’s quarterly report on Form 10-Q for the quarter ended March 31, 2014. Undue reliance should not be placed on Geron’s forward-looking statements, and Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except share and per share data)	2014	2013
Revenues:
License fees and royalties	$474	$765

Operating expenses:
Research and development	5,211	7,999
General and administrative	3,994	4,751
Total operating expenses	9,205	12,750
Loss from operations	(8,731)	(11,985)

Unrealized gain on derivatives	224	25
Interest and other income	83	81
Interest and other expense	(16)	(18)
Net loss	$(8,440)	$(11,897)

Basic and diluted net loss per share:
Net loss per share	$(0.06)	$(0.09)
Shares used in computing net loss per share	143,465,818	127,982,931

CONDENSED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2014	2013
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$12,119	$13,785
Current marketable securities	133,869	52,234
Other current assets	1,688	1,038
Total current assets	147,676	67,057

Noncurrent marketable securities	7,464	—
Property and equipment, net	77	92
Deposits and other assets	191	195
	$155,408	$67,344

Current liabilities	$4,516	$7,587
Stockholders’ equity	150,892	59,757
	$155,408	$67,344

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2013.

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